EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

     a) CoStar Realty Information, Inc., a Delaware corporation

     b) CoStar Limited, a U.K. company

     c) CoStar UK Limited, a U.K. company

d) Grecam S.A.S., a France Societée par Actions Simplifiée

e) CoStar Portfolio Strategy, LLC, a Delaware company

f) Property and Portfolio Research Ltd., a U.K. company

g) LoopNet, Inc. a Delaware corporation

h) CoStar Realty Information Canada Ltd., a British Columbia company

i) CoStar International LLC., a Delaware company

j) Apartments, LLC, a Delaware company

k) CoStar Field Research, LLC, a Delaware company